Exhibit (a)(5)(E)

Filed in Fourth Judicial District Court

12/21/2012 11:08:48 AM

Hennepin County Civil, MN

STATE OF MINNESOTA	DISTRICT COURT

COUNTY OF HENNEPIN	FOURTH JUDICIAL DISTRICT

James Randolph Richeson,	Court File No. 27-CV-12-24893 Judge Kerry Meyer

                Plaintiff,

v.

Caribou Coffee Company Inc., Michael J Tattersfield,

Gary A Graves, Kip R. Caffey, Sarah Palisi Chapin et. al.,

                Defendants,

and

GreenTech Research LLC,	Court File No. 27-CV-12-24903 Judge Kerry Meyer

                Plaintiff,

v.

Caribou Coffee Company Inc., Michael J Tattersfield,

Gary A Graves, Charles H. Ogburn, Kip R Caffey et. al.,

                Defendants,

and

Suketu Shah, individually and on behalf of all others similarly situated,	Court File No. 27-CV-12-25078

                Plaintiff,

v.

Caribou Coffee Company Inc., Michael J. Tattersfield, Gary Graves, Kip R. Caffey et. al.,	ORDER GRANTING COMPANIONING OF CASES

                Defendants.

The above-entitled matter came on before the Honorable Ronald L. Abrams at the Hennepin County Government Center.

Filed in Fourth Judicial District Court

12/21/2012 11:08:48 AM

Hennepin County Civil, MN

Based on the posture of the aforementioned cases, the Court makes the following:

ORDER

1.	The aforementioned cases all flow from the same set of facts arising out of a complex business transaction involving the parties and other shareholders. There is a strong likelihood that the individual cases will involve numerous pretrial motions raising difficult or novel legal issues that will be time consuming to resolve. Additionally, these cases present a strong likelihood of involving a large number of witnesses and a substantial amount of documentary evidence. Given the nature of the actions, there also exists a significant possibility that future actions concerning the same subject matter will involve a large number of separately represented parties.

2.	Based on the foregoing, assignment of these actions and future actions involving the same subject matter to a single judge will further interests of the parties and the judiciary by providing a uniform and coordinated system of litigation management to eliminate duplicative discovery, prevent inconsistent pretrial rulings and conserve the resources of the parties, their counsel, and the judiciary.

3.	Accordingly, pursuant to Rule 113.01 of the Minnesota Rules of General Practice, the aforementioned cases, together with any additional cases now pending or brought in the future that involve similar disputes arising from the same set of facts, are hereby COMPANIONED before Judge Meyer.

4.	That case numbers 27-CV-12-25078 and 27-CV-12-24903 are hereby companioned with 27-CV-12-24893.

Filed in Fourth Judicial District Court

12/21/2012 11:08:48 AM

Hennepin County Civil, MN

5.	Pursuant to Rule 113 of the Minnesota General Rules of Practice, case number 27-CV-12-25078 is assigned to Judge Kerry Meyer, who currently has case numbers 27-CV-12-24903 and 27-CV-12-24893. The decision to try the cases together or separately rests with Judge Meyer. Any other techniques to facilitate efficient discovery and motion practice on the cases are also left to the discretion of Judge Meyer.

6.	Papers will continue to be filed separately in files 27-CV-12-25078, 27-CV-12- 24903, and 27-CV-12-24893 until further order by the assigned Judge.

7.	A copy of this order shall be filed by the Plaintiff in any future cases involving similar disputes arising from the same set of facts.

BY THE COURT:
SigPlus1

/s/ Ronald L. Abrams 12/21/2012 10:57:52 am
Date: December 21, 2012	Ronald L. Abrams Hennepin County District Court Judge

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